Registration No. 333-_______
                                               Post-Effective Amendment No. 1 to
                              Registration Statement Nos. 33-59503 and 333-78617
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
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                               Fresh Brands, Inc.
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             (Exact name of registrant as specified in its charter)

                Wisconsin                                       39-2019963
                ---------                                       ----------
      (State or other jurisdiction                           (I.R.S. Employer
    of incorporation or organization)                       Identification No.)

                2215 Union Avenue
              Sheboygan, Wisconsin                                53081
              --------------------                                -----
    (Address of principal executive offices)                    (Zip Code)

                  Fresh Brands, Inc. 1995 Equity Incentive Plan
                  ---------------------------------------------
                            (Full title of the plan)

                 Elwood F. Winn                             Copy to:
               Fresh Brands, Inc.
               2215 Union Avenue                         Steven R. Barth
           Sheboygan, Wisconsin 53081                     Foley & Lardner
                 (920) 457-4433                       777 East Wisconsin Avenue
(Name, address and telephone number, including        Milwaukee, Wisconsin 53202
       area code, of agent for service)

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                         CALCULATION OF REGISTRATION FEE
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    Title of        Amount    Proposed Maximum   Proposed Maximum    Amount of
Securities to be    to be      Offering Price   Aggregate Offering  Registration
   Registered     Registered      Per Share           Price            Fee
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Common Stock,       500,000       $14.75(2)       $7,375,000(2)      $1,843.75
$0.05 par value     shares(1)
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(1)  This Registration Statement registers an additional 500,000 shares under the Fresh Brands, Inc. 1995 Equity Incentive Plan, under which 1,250,000 shares have already been registered [Registration Statement No. 33-59503 (for which a registration fee of $1,854 was paid) and Registration Statement No. 333-78617 (for which a registration fee of $2,241 was paid)].
(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Fresh Brands, Inc. Common Stock as reported on the Nasdaq Stock Market on August 15, 2001.

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

                                EXPLANATORY NOTE

          This filing constitutes a Registration Statement (the "Registration Statement") registering 500,000 additional shares of Common Stock under the Plan and a Post-Effective Amendment to Registration Statements Nos. 33-59503 (the "1995 Registration Statement") and 333-78617 (the "1999 Registration Statement"). The Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), in connection with a reorganization (the "Reorganization") of Schultz Sav-O Stores, Inc., a Wisconsin corporation ("Schultz"), under Section 180.1102 of the Wisconsin Business Corporation Law for the purpose of changing Schultz's form of organization by creating a holding company.

          In the Reorganization, the Registrant became the new parent holding company of Schultz, which became a wholly-owned subsidiary of the Registrant. The Reorganization was effected through an Agreement and Plan of Share Exchange (the "Plan of Exchange") between Schultz and the Registrant. The Plan of Exchange provided for, among other things, a statutory share exchange pursuant to which all shares of the common stock of Schultz, par value $0.05 per share, were automatically exchanged for shares of common stock of the Registrant, par value $0.05 per share (the "Common Stock"). The shareholders of Schultz approved the Plan of Exchange on May 30, 2001.

          In accordance with Rule 414, the Registrant, as the successor issuer to Schultz, hereby expressly adopts the 1995 Registration Statement and the 1999 Registration Statement, as well as the plan to which they relate (the "Plan"), as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

          This Registration Statement registers additional shares of Common Stock under the Plan. Pursuant to General Instruction E of this Form, the contents of the 1995 Registration Statement and of the 1999 Registration Statement are incorporated herein by reference. Items 5, 6 and 8 of Part II have been amended to update the information included in the 1995 Registration Statement and/or the 1999 Registration Statement.



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
                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.   Interests of Named Experts and Counsel.

          Steven R. Barth, a director of the Registrant, is a partner in the law firm of Foley & Lardner, which provides legal services to the Registrant.

Item 6.   Indemnification of Directors and Officers

          Under the Bylaws of Fresh Brands and the Wisconsin Business Corporation Law ("WBCL"), directors and officers of Fresh Brands are entitled to mandatory indemnification from Fresh Brands against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person's duties to Fresh Brands and such breach or failure constituted: (i) a willful failure to deal fairly with Fresh Brands or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

          Under the WBCL, unless the Articles of Incorporation provide otherwise, directors and officers of Fresh Brands are not subject to personal liability to Fresh Brands, it shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors or officers, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, or (iii) a transaction from which the director derived an improper personal profit, or (iv) willful misconduct. The Articles of Incorporation do not limit a director's immunity provided by the WBCL. As a result of such provisions, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equity relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

Item 8.   Exhibits.

          The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.


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
                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sheboygan, Wisconsin on August 20, 2001.

                                        FRESH BRANDS, INC.

                                        /s/ Elwood F. Winn
                                        ------------------------------------
                                        Elwood F. Winn
                                        President and Chief Executive Officer


                                POWER OF ATTORNEY

          We, the undersigned officers and directors of Fresh Brands, Inc. hereby severally constitute and appoint Elwood F. Winn, Armand C. Go and Steven
R. Barth, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated, constituting a majority of the Registrant's Board of Directors:

         SIGNATURE                    TITLE                          DATE


/s/ Elwood F. Winn         President, Chief Executive Officer    August 20, 2001
-------------------------  and Director (Principal Executive
Elwood F. Winn             Officer)


/s/ Armand C. Go           Vice President and Secretary          August 20, 2001
-------------------------  (Principal Financial Officer and
Armand C. Go               Principal Accounting Officer)



/s/ Walter G. Winding      Director                              August 20, 2001
-------------------------
Walter G. Winding


/s/ Michael R. Houser      Director                              August 20, 2001
-------------------------
Michael R. Houser


/s/ William K. Jacobson    Director                              August 20, 2001
-------------------------
William K. Jacobson


/s/ Steven R. Barth        Director                              August 20, 2001
-------------------------
Steven R. Barth


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
       Exhibit No.                    Description
       -----------                    -----------

          4.1 Amended and Restated Articles of Incorporation of the Registrant. [Incorporated by reference to Exhibit 3.1 (and, consequently, Appendix E to the Registrant's proxy statement/prospectus ) to the Registrant's Registration Statement on Form S-4 (Registration No. 333-56222).]

          4.2       By-laws of the Registrant. [Incorporated by reference to
                    Exhibit 3.2 (and, consequently, Appendix E to the Registrant's proxy statement/prospectus ) to the Registrant's Registration Statement on Form S-4 (Registration No. 333-56222).]

          4.3 Fresh Brands, Inc. 1995 Equity Incentive Plan, as amended to date

          5         Opinion of Foley & Lardner.

          23.1 Consent of Foley & Lardner (contained in opinion of Foley & Lardner filed as Exhibit 5 hereto).

          24 Power of Attorney (set forth on the signature page to this Registration Statement).


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